EXHIBIT 21.1

PCM, INC.

SUBSIDIARIES OF THE REGISTRANT

As of December 31, 2012

Effective December 31, 2012, we changed our legal name from PC Mall, Inc. to PCM, Inc.  In addition, effective December 31, 2012, we changed the names of many of our subsidiaries. Following are the subsidiaries of PCM, Inc. as of December 31, 2012, other than those which if considered in the aggregate as a single subsidiary would not constitute a significant subsidiary, and the state or other jurisdiction in which each subsidiary was incorporated or organized:

SUBSIDIARIES	JURISDICTION OF INCORPORATION

PCM Sales, Inc. (1)	California
PCMG, Inc. (2)	Delaware
PCM Logistics, LLC (3)	Delaware
M2 Marketplace, Inc. (4)	Delaware
OnSale Holdings, Inc.	Illinois
PCM BPO, LLC (5)	Delaware
PCM Sales Canada, Inc. (6)	Quebec
Abreon, Inc. (7)	Delaware

(1)  We combined our primary commercial subsidiaries PC Mall Sales, Inc., Sarcom, Inc. and PC Mall Services, Inc. into a single subsidiary. The combined subsidiary is named PCM Sales, Inc.

(2)  PCMG, Inc., formerly known as PC Mall Gov, Inc., also conducts its business under the dbas GMRI and Health Dynamix.

(3)  Formerly known as AF Services, LLC.

(4)  In May 2011, OnSale, Inc. changed its name to M2 Marketplace, Inc.  M2 Marketplace, Inc. also conducts its business under the dba MacMall.

(5)  Formerly known as OSRP, LLC.

(6)  Formerly known as PC Mall Canada, Inc.

(7)  Formed in December 2012.